U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12B-25
                           NOTIFICATION OF LATE FILING

[X]  Form 10-Q and Form 10-QSB
          For period ending: June 30, 2002

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     Nothing in this form shall be construed to imply that the Commission has verified any information herein.

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     If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates: N/A

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PART I -- REGISTRANT INFORMATION
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     Full Name of Registrant: Kahala Corp.                 File No. 000-30444

     Former Name if Applicable: Sports Group International, Inc.

     Address of Principal Executive
     Office (Street an Number): 7730 E. Greenway Rd., Suite 104

     City, State and Zip Code: Scottsdale, Arizona  85260

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PART II -- RULES 12B-25 (B) AND (C)
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If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[X] The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] The subject quarterly report or portion thereof will be filed on or before the fifth calendar day following the prescribed due date;

[ ] The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.
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PART III -- NARRATIVE
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     The registrant is unable to file Form 10-QSB by the original due date because:

* The registrant is in the process of completing its quarterly financial statements to be included in the Form 10-QSB for the period ended June 30, 2002.

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PART IV -- OTHER INFORMATION
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(1)  Name and telephone number of the person to contact in regard to this notification

     Michael Reagan             (480) 443-0200  Ext. 18
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(2)  Have all other periodic reports required under sections 13 or 15(d) of the
     Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months of for such shorter period that the registrant was required to file such report(s) been filed?

                                             [X] Yes            [ ] No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report?

                                             [ ] Yes            [X] No


                                  KAHALA CORP.
has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: August 14, 2002          By: /s/ David Guarino
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                               Its: Vice-President & Principal Financial Officer